Exhibit 99.1

News Release
Tegal Corporation / CollabRx, Inc.  44 Montgomery St., Suite 800 San Francisco, CA  94104    [T] 415-248-5350 [F] 415-248-5351

TEGAL RECEIVES SHAREHOLDER APPROVAL TO CHANGE CORPORATE NAME
TO COLLABRX, INC.

San Francisco, Calif., September 25, 2012 — Tegal Corporation (NASDAQ: TGAL) today announced shareholder approval of an amendment to its Certificate of Incorporation changing its corporate name to CollabRx, Inc.  Tegal obtained shareholder approval of the name change at its annual meeting today.

CollabRx stock will begin trading Thursday, September 27, 2012 on the Nasdaq Stock Market under the symbol, CLRX. The corporate name and trading symbol change follows the July 12, 2012, closing of a transaction in which Tegal acquired CollabRx, Inc., a privately held technology company in the rapidly growing market of interpretive content and data analytics for genomics-based medicine.

The Chief Executive Officers of the two constituent companies, Thomas Mika of Tegal and James Karis of CollabRx, serve as co-CEOs of the combined, publicly traded company, with headquarters in San Francisco, CA.   Mr. Mika continues to be Chairman of the company.

Shareholders today approved the election of Messrs. Mika and Karis, as well as Tegal directors Gilbert Bellini, Jeffrey M. Krauss and Carl Muscari, to one-year terms as members of the CollabRx Board of Directors.  Shareholders today also ratified the appointment of Burr, Pilger & Mayer LLP as the company’s Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2013.

The corporate name change will not affect the validity or transferability of any currently outstanding stock certificates.  It is not necessary for shareholders with certified shares to surrender or exchange any stock certificates they currently hold as a result of the corporate name change.

CollabRx offers cloud-based expert systems that provide clinically relevant interpretive knowledge to institutions, physicians, researchers and patients for genomics-based medicine in cancer and other diseases to inform health care decision making.  With access to approximately 50 clinical and scientific advisors at leading academic institutions and a suite of tools and processes that combine artificial intelligence-based analytics with proprietary interpretive content, the company is well positioned to participate in the $300 billion value-added “big data” opportunity in the US health care market (as reported by McKinsey Global Institute), over half of which specifically targets areas in cancer and cancer genomics.1

CollabRx content is dynamically updated and organized in a knowledgebase that includes information on molecular diagnostics, medical tests, clinical trials, drugs, biologics and other information relevant for cancer treatment planning. Capturing how highly respected practicing physicians use this information in the clinical setting further refines the knowledgebase.

“The publicly traded CollabRx is a technology leader informing the next generation of health care,” said Mr. Mika.  “CollabRx uses information technology to aggregate and contextualize the world's knowledge on genomics-based medicine with specific insights from the nation's top cancer experts – and we are starting with the area of greatest need: advanced cancers in patients who have effectively exhausted the standard of care.  We gratified that our shareholders, partners and clients are so supportive of our mission.”

1 “Big data: The next frontier for innovation, competition and productivity”,  McKinsey Global Institute, May 2011

Tegal CollabRx Shareholder Meeting Release

CollabRx, Inc.

CollabRx is a recognized leader in “cloud-based” expert systems to inform health care decision-making.  CollabRx uses information technology to aggregate and contextualize the world's knowledge on genomics-based medicine with specific insights from the nation's top cancer experts starting with the area of greatest need: advanced cancers in patients who have effectively exhausted the standard of care.  More information may be obtained at www.collabrx.com.

Safe Harbor Statement

This press release contains forward-looking statements that may include statements regarding the intent, belief or current expectations of Tegal, CollabRx and their respective management. Forward looking statements include statements about the benefits and advantages of the acquisition for Tegal and CollabRx. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors, including but not limited to the risk that the acquisition will not close as the transaction is subject to certain closing conditions. In addition, if and when the transaction is closed, there will be risks and uncertainties related to Tegal’s ability to integrate CollabRx successfully, the risk that the anticipated benefits from the acquisition may not be fully realized or may take longer to realize than expected; and competition and its effect on the combined company’s performance. Additional factors that may affect future results are contained in the SEC filings for Tegal, including but not limited to Tegal’s Annual Report on Form 10-K for the year ended March 31, 2012. Tegal and CollabRx each disclaim any obligation to update and revise statements contained in this release based on new information or otherwise.

Contact:

Robert Ferri Partners, LLC
Robert Ferri
(415) 575-1589 (direct)
robert.ferri@robertferri.com

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